CohnReznick LLP
cohnreznick.com

November 20, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re: Power REIT

Commission File Number – 000-54560

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Power REIT to be filed with the Securities and Exchange Commission on November 20, 2014, and are in agreement with the statements contained under Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

CohnReznick LLP

CohnReznick LLP

Roseland, New Jersey